                                                                    EXHIBIT 2.02


================================================================================


                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                     among:

                                   eBay Inc.,
                            a Delaware corporation;


                           Jump Acquisition Sub, Inc.
                              an Ohio corporation;


                               Jump Incorporated,
                              an Ohio corporation;


                                      and


                   Certain Shareholders of Jump Incorporated



                          ___________________________

                           Dated as of June 30, 1998

                          ___________________________


================================================================================

                                      1.

                               TABLE OF CONTENTS

                                                                                                         PAGE
SECTION 1. DESCRIPTION OF TRANSACTION...................................................................    1
         1.1   Merger of Merger Sub into the Company....................................................    1
         1.2   Effect of the Merger.....................................................................    1
         1.3   Closing; Effective Time..................................................................    2
         1.4   [Articles of Incorporation] and Bylaws; Directors and Officers...........................    3
         1.5   Conversion of Shares.....................................................................    3
         1.6   Closing of the Company's Transfer Books..................................................    3
         1.7   Exchange of Certificates.................................................................    4
         1.8   Tax Consequences.........................................................................    4
         1.9   Prepayment of Loans to Company Shareholders..............................................    4
         1.10  Further Action...........................................................................    5

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY SHAREHOLDERS...................    5
         2.1   Due Organization; No Subsidiaries; Etc...................................................    5
         2.2   Articles of Incorporation and Bylaws; Records............................................    6
         2.3   Capitalization, Etc......................................................................    6
         2.4   Financial Statements.....................................................................    7
         2.5   Absence of Changes.......................................................................    7
         2.6   Title to Assets..........................................................................    8
         2.7   Bank Accounts............................................................................    8
         2.8   Equipment; Leasehold.....................................................................    8
         2.9   Proprietary Assets.......................................................................    9
         2.10  Contracts................................................................................   10
         2.11  Liabilities..............................................................................   11
         2.12  Compliance with Legal Requirements.......................................................   11
         2.13  Governmental Authorizations..............................................................   11
         2.14  Tax Matters..............................................................................   12
         2.15  Employee and Labor Matters; Benefit Plans................................................   13
         2.16  Environmental Matters....................................................................   13

                             Table Of Contents
                              (continued)

                                                                                                         Page
         2.17  Related Party Transactions...............................................................   13
         2.18  Legal Proceedings; Orders................................................................   14
         2.19  Authority; Binding Nature of Agreement...................................................   14
         2.20  Non-Contravention; Consents..............................................................   14
         2.21  Full Disclosure..........................................................................   15
         2.22  Investment Representations...............................................................   15

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB......................................   16
         3.1   Authority; Binding Nature of Agreement...................................................   16
         3.2   Valid Issuance...........................................................................   17

SECTION 4. INDEMNIFICATION, ETC.........................................................................   17
         4.1   Survival of Representations, Etc.........................................................   17
         4.2   Indemnification by Company Shareholders..................................................   17
         4.3   Threshold; Recourse......................................................................   18
         4.4   Escrow of Shares; Satisfaction of Indemnification Claim..................................   18
         4.5   No Contribution..........................................................................   22
         4.6   Defense of Third Party Claims............................................................   22
         4.7   Exercise of Remedies by Indemnitees Other Than Parent....................................   23

SECTION 5. MISCELLANEOUS PROVISIONS.....................................................................   24
         5.1   Designated Shareholders' Agent...........................................................   24
         5.2   Further Assurances.......................................................................   24
         5.3   Fees and Expenses........................................................................   24
         5.4   Attorneys' Fees..........................................................................   24
         5.5   Notices..................................................................................   25
         5.6   Confidentiality..........................................................................   25
         5.7   Headings.................................................................................   25
         5.8   Counterparts.............................................................................   26
         5.9   Governing Law............................................................................   26
         5.10  Successors and Assigns...................................................................   26
         5.11  Specific Performance.....................................................................   26

                                      ii.

                               Table Of Contents
                                (continued)

                                                                                                         Page
         5.12  Waiver....................................................................................  26
         5.13  Amendments................................................................................  26
         5.14  Severability..............................................................................  27
         5.15  Parties in Interest.......................................................................  27
         5.16  Entire Agreement..........................................................................  27
         5.17  Construction..............................................................................  27

                                     iii.

                               AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION


     This Agreement And Plan Of Merger And Reorganization ("Agreement") is made and entered into as of June 30, 1998, by and among: eBay Inc., a Delaware corporation ("Parent"); Jump Acquisition Sub, Inc., an Ohio corporation and a wholly owned subsidiary of Parent ("Merger Sub"); Jump Incorporated, an Ohio corporation (the "Company"); and Walter N. Carroll, Christopher M. Downie, Thomas P. Duvall and Robert J. Ratterman (the "Company Shareholders").

                                    Recitals

     A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the Ohio General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

     B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company and has been approved by the shareholders of Merger Sub and the shareholders of the Company.

     D. The Company Shareholders own a total of 300 shares of the Common Stock, no par value per share, of the Company constituting all of the outstanding capital stock of the Company (the "Company Shares").

                                   Agreement

     The parties to this Agreement agree as follows:

SECTION 1. Description of Transaction.

     1.1   Merger of Merger Sub into the Company.    Upon the terms and subject
to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the Surviving corporation in the Merger (the "Surviving Corporation").

     1.2   Effect of the Merger.    The Merger shall have the effects set forth
in this Agreement and in the applicable provisions of the Ohio General Corporation Law.

                                       1.

     1.3  Closing; Effective Time.

          (a) The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward llp, Five Palo Alto Square, Palo Alto, California 94306 at 10:00 a.m. Ohio time on June 30, 1998 (the "Closing Date"). Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger conforming to the requirements of (S)1701.81(A) of the Ohio General Corporation Law shall be filed with the Secretary of State of the State of Ohio. The Merger shall become effective at the time such certificate of merger is filed with and accepted by the Secretary of State of the State of Ohio (the "Effective Time").

          (b)  in addition to the foregoing, at the Closing:

               (i) the Company and each Company Shareholder shall enter into an employment agreement in substantially the form attached hereto as Exhibit 1.3(b)(i) (each, an "Employment Agreement");

               (ii) the Company and each Company Shareholder shall enter into an non-competition agreement in substantially the form attached hereto as
Exhibit 1.3(b)(ii) (each, a "Non-Competition Agreement"); and

               (iii) each Company Shareholder shall tender his resignation as a director and officer of the Company.

               (iv) the Company, (or the Company Shareholders, as applicable) shall deliver, or provide with respect to 1.3(b)(iv)(2)-(3) an affidavit of intended filing within 60 days of the Closing Date, the following documents:

                      (1) Copies of the Company's charter documents and copies of the resolutions approving this transaction all certified by an appropriate officer of the Company;

                      (2) A recently-updated "good standing" certificate of the Company;

                      (3) A recently-dated certificate from the applicable taxing agency in Ohio showing payment of all recent franchise taxes, if applicable;

                      (4) Stock Certificates representing all of the outstanding common stock of the Company for cancellation at the Closing;

                      (5)  The Company's minute books;

                      (6) A legal opinion of Taft, Stettinius & Hollister, L.L.P. in form and substance reasonably acceptable to parent and its counsel carry the matters set forth in Exhibit 1.3(b)(iv)(6);

                                       2.

                      (7) Such other documents as may reasonably be requested by Parent and its counsel; and

                  (v) Parent shall deliver the following day:

                      (1) Stock certificates, in the name of each Company Shareholder, representing the number of shares of the common stock of Parent, par value $.001 per share, ("Parent Common Stock") to each Company Shareholder equal to the Exchange Ratio (as defined in Section 1.5 below) times the number of shares of Company Common Stock owned) by each Company Shareholder, less such Common Shareholder's share of the Escrow Fund;

                      (2) Such other documents as the Company or it's counsel shall reasonably request;

                      (3) Check in the amount required to be paid at closing pursuant to the terms of the Employment Agreements and Non-Competition Agreements; and

     1.4   Articles of Incorporation and Code of Regulations; Directors and
Officers.    (a) The Articles of Incorporation of the Surviving Corporation
shall be amended and restated as of the Effective Time to conform to the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time; (b) the Code of Regulations of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Code of Regulations of Merger Sub as in effect immediately prior to the Effective Time; and (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit 1.4.

     1.5   Conversion of Shares.    At the Effective Time, by virtue of the
Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company: (a) each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive 158.73 (the "Exchange Ratio") shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock; and (b) each share of the common stock, no par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

     No fractional shares of Parent Common Stock shall be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock shall receive from Parent a cash amount equal to $42.00 multiplied by the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled.

     1.6 Closing of the Company's Transfer Books. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of

                                       3.

the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

     1.7  Exchange of Certificates.

          (a) Immediately after the Effective Time, each Company Shareholder shall surrender each Company Stock Certificate held by such Company Shareholder, together with such other documents as may be reasonably required by Parent, to Parent, in exchange for a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Section 1 (less the number of shares that such holder has the right to receive but which are being placed in the Escrow Fund in accordance with Section 4.4), and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock as contemplated by this Section 1.

          (b) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person or entity to whom such amounts would otherwise have been paid.

          (c) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

     1.8  Tax Consequences.    For federal income tax purposes, the Merger is
intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.9  Prepayment of Loans to Company Shareholders.   Immediately after the
Effective Time, Parent shall cause the Company to repay, at any time within one year of the Closing Date, the Shareholder Indebtedness (as such term is defined in Section 2.4) to the Company's Shareholders.

                                       4.

     1.10 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. Representations and Warranties of the Company and the Company
           Shareholders.

           Except as set forth on a disclosure schedule delivered to Parent on the date of this Agreement and certified by the Company Shareholders (the "Disclosure Schedule"). The Company and the Company Shareholders jointly and severally represent and warrant, to and for the benefit of the Indemnitees, as follows:

     2.1   Due Organization; No Subsidiaries; Etc.

           (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts (as defined in Section 2.10).

           (b) The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "Jump Incorporated" and "Up4Sale".

           (c) To the best of the knowledge of the Company and the Company Shareholders, the Company is qualified, authorized, registered or licensed to do business as a foreign corporation in, and is in good standing as a foreign corporation in, each jurisdiction where such qualification, authorization, registration licensing or good standing is required.

           (d) The entire board of directors of the Company is comprised of Company Shareholders.

           (e) The Company does not own any interest in any corporation, partnership, limited liability company, joint venture or similar entity ("Entity") and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. Part 2.1(e) of the Disclosure Schedule accurately describes the Company's "Spark! Leadership" program. The Company has no Liabilities associated with the Spark! Leadership program and the Company may discontinue its Spark! Leadership program at any time without any penalty or any other Liability to the Company.

                                       5.

     2.2  Articles of Incorporation and Code of Regulations; Records.    The
Company has delivered to Parent accurate and complete copies of: (1) the Company's articles of incorporation and Code of Regulations; (2) the stock records of the Company; and (3), the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There have been no formal meetings or other proceedings of the shareholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company's articles of incorporation or Code of Regulations, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices. The Company has never amended its articles of incorporation or Code of Regulations. The Company has not effected or been a party to any merger, consolidation, business combination, reorganization, or sale of all or a portion of the assets or capital stock of the Company, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction.

     2.3  Capitalization, Etc.

          (a) The authorized capital stock of the Company consists of: 500 shares of Common Stock, no par value, of which 300 shares have been issued and are outstanding as of the date of this Agreement. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. The Company Shareholders collectively own, of record and beneficially, all of the issued and outstanding shares of Company Common Stock.

          (b) There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) written, oral or other agreement, contract, understanding, note or other legally binding commitment or instrument ("Contract") under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the best of the knowledge of the Company and the Company Shareholders, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any person or entity to the effect that such person or entity is entitled to acquire or receive any shares of capital stock or other securities of the Company.

                                       6.

          (c) All outstanding shares of Company Common Stock have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

          (d) The Company has never declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company;

          (e) Other than in connection with the issuance of the Company Common Stock to the Company Shareholders in connection with the Company's formation, the Company has never sold, issued or authorized the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

     2.4  Financial Statements.

          (a) The Company has delivered to Parent unaudited balance sheets of the Company as of June 26, 1998 (the "Interim Balance Sheet") and the related unaudited income statement, statement of stockholders' equity and statement of cash flows of the Company for the periods then ended (collectively, the "Financial Statements"). The Financial Statements: (i) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the Financial Statements do not contain footnotes and the Financial Statement for the period ended June 30, 1998 is subject to normal and recurring year-end adjustments which will not, individually or in the aggregate, be material in amount), and (ii) fairly present the financial position of the Company as of the respective dates thereof and the results of operations of the Company for the periods covered thereby.

          (b) All debts, obligations and other liabilities of any nature of the Company ("Liabilities") are accurately and completely recorded on the Interim Balance Sheet or Part 2.4(b) of the Disclosure Schedule regardless of whether any such Liability would be required to be disclosed on a balance sheet in accordance with generally accepted accounting principles. Any and all past, present or future Shareholder Indebtedness is accurately reflected in the Financial Statements.

     2.5  Absence of Changes. Since the date of the Interim Balance Sheet:

          (a) there has not been any material adverse change in the Company's business, condition, assets, liabilities or operations, and, to the best of the knowledge of the Company and the Company Shareholders, no event has occurred that could reasonably be expected to have a material adverse effect on the Company's business, condition, assets, liabilities, operations, financial performance or prospects (a "Material Adverse Effect").

          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company assets;

                                       7.

          (c) the Company has not incurred or guaranteed any indebtedness for borrowed money or any other Liabilities in excess of $5,000.00;

          (d) the Company has not entered into any transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices;

          (e) the Company has not entered into any transaction with any Related Party (or such term is defined in Section 2.17) including any loan to any Company Shareholder; and

          (f) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(e)" above.

     2.6  Title to Assets.

          (a) The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Interim Balance Sheet; (ii) all assets referred to in Part 2.9 of the Disclosure Schedule and all of the Company's rights under the Company Contracts and User Agreements (as defined in Section 2.10); and (iii) all other assets reflected in the Company's books and records as being owned by the Company. All of said assets are owned by the Company free and clear of any lien, pledge, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or other restriction or encumbrance of any nature ("Encumbrance"), except for any immaterial lien for current taxes not yet due and payable which has arisen in the ordinary course of business.

          (b) The assets referred to in clauses (i) and (ii) of subsection 2.6(a) above constitute all of the assets that are material to the business of the Company or are necessary to conduct such business as it has been and is being conducted.

          (c) As of the date hereof, not less than 53,000 member accounts have been established for use of the Company's online auction services.

     2.7 Bank Accounts. The Company has provided Parent with accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

     2.8  Equipment; Leasehold.

          (a) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

                                       8.

          (b) The Company does not own any real property or any interest in real property, except for the leasehold created under the real property lease identified in Part 2.10(b) of the Disclosure Schedule.

     2.9  Proprietary Assets.

          (a) Part 2.9 of the Disclosure Schedule identifies all Proprietary Assets owned by the Company ("Company Proprietary Assets"). No Proprietary Asset is licensed to the Company by any person or entity (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public at a cost of less than $10,000). The Company has good, valid and marketable title to all of the Company Proprietary Assets free and clear of all liens and other Encumbrances. The Company is not obligated to make any payment to any person or entity for the use of any Company Proprietary Asset. The Company has not developed jointly with any other person or entity any Proprietary Asset with respect to which such other person or entity has any rights.

          (b) The Company has taken all measures and precautions as are consistent with prudent business practices to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. The Company has not disclosed or delivered to any person or entity or entity, or permitted the disclosure or delivery to any person or entity or entity of the source code, or any portion or aspect of the source code, of any Company Proprietary Asset.

          (c) The Company is not infringing, misappropriating or making any unlawful use of, and the Company has not at any time infringed, misappropriated or made any unlawful use of and none of the Company Proprietary Assets infringes or conflicts with, any Proprietary Asset owned or used by any other person or entity. To the best of the knowledge of the Company and the Company Shareholders, no other person or entity is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other person or entity infringes or conflicts with, any Company Proprietary Asset.

          (d) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. The Company has not entered into any covenant not to compete or Contract limiting its ability to exploit fully and freely any of its Proprietary Assets or to transact business in any market or geographical area or with any person or entity.

     For purposes of this Agreement "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright

                                       9.

application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

          (e) No IP addresses owned, controlled or used by the Company has been blocked or is currently blocked by any third party, nor is the Company aware of any threats to block such IP addresses. To the best of the knowledge of the Company and the Company Shareholders, the Company (or its domain names or any IP address owned, controlled or used by the Company) is not currently and has not been on the Realtime Blackhole List or any other similar list of rogue or blacklisted websites, nor is the Company aware of any threats to place the Company on such lists.

     2.10 Contracts.

          (a) There is no, and there has never been any Contract between the Company and its customers relating to the online services provided by the Company to is customers other than Contracts with terms identical to the form(s) of user agreement(s) previously provided to Parent (the "User Agreements");

          (b) Part 2.10(b) of the Disclosure Schedule is a complete and accurate list of each Contract other than a User Agreement: (i) to which the Company is a party; (ii) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (iii) under which the Company has or may acquire any right or interest involving or potentially involving more than $5,000.00 (each such Contract being referred to herein as a "Company Contract").

          (c) The Company has delivered to Parent accurate and complete copies of all written Contracts identified in Part 2.10(b) of the Disclosure Schedule, including all amendments thereto. There is no Company Contract that is not in written form.

          (d) (i) The Company has not violated or breached, or committed any default under, any Company Contract or User Agreement; (ii) to the best of the knowledge of the Company and the Company Shareholders, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in any such violation or breach; and (iii) the Company has not waived any of its material rights under any Company Contract.

          (e) The Company Contracts and User Agreements collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

          (f) Except as described on Part 2.10(b) of the Disclosure Schedule, each Contract listed or required to be listed on Part 2.10(b) of the Disclosure
Schedule is terminable by the Company on no more than 90-days written notice without any penalty or

                                      10.

any other Liability to the Company (including any advertising Contract listed or required to be listed on such Schedule).


     2.11 Liabilities.

          (a) The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for liabilities identified as such in the "liabilities" column of the Interim Balance Sheet.

          (b) Following the consummation of the Merger, should Parent discontinue the online auction services offered by the Company, neither Parent nor the Company will be liable or have any continuing obligations as a result of any promotional policy or program that the Company maintains, supports or has any obligations with respect to (including its "Free Auctions Forever" "Spark! Leadership" and "Tell A Friend" programs) or that the Company has ever maintained supported or had obligations with respect to ("Promotional Policy"). The Company is not currently in violation of or in breach under the terms of any Promotional Policy. All Liabilities associated with any Promotional Policy are fully reflected on the Interim Balance Sheet.

     2.12 Compliance with Legal Requirements. To the best of the knowledge of the Company and the Company Shareholders, the Company is, and has at all times since inception been, in compliance with all applicable federal, state, local, municipal or other laws, statutes, ordinances, codes, or other similar rules and regulations ("Legal Requirements") issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any federal, state, local, municipal, foreign or other government or governmental or quasi-governmental authority ("Governmental Body"). The Company has not received any notice or other communication from any person, entity or Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement. Part 2.12 of the Disclosure Schedule describes each inquiry, notice and other communication received by the Company and the Company Shareholders from any Governmental Body (including the Federal Bureau of Alcohol, Tobacco and Firearms or the Federal Trade Commission) regarding the operation of the Company's website, any members using the Company's website or any items offered for sale on such website.

     2.13 Governmental Authorizations.   Part 2.13 of the Disclosure Schedule
identifies each permit, license, registration, qualification, approval, or similar authorization issued or granted by a Governmental Body (a "Governmental Authorization") to the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part
2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its

                                      11.

business is currently being conducted. The Company is, and at all times since inception has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. Since inception, the Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

     2.14 Tax Matters.

          (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been filed on or before the applicable due date (including any extensions of such due date), and
(ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been paid. The Company has delivered to Parent accurate and complete copies of all Company Returns filed since inception.

          (b) No Company Return relating to income Taxes has ever been examined or audited by any Governmental Body. No claim or Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax and no notice of deficiency or similar document has been received by the Company with respect to any Tax. There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent with any Governmental Body relating to Taxes and the Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract. The Company has properly withheld all amounts required to be withheld for its employees for all federal, state and local tax purposes.

     For purposes of this Agreement:

     "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body; and

     "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment,

                                      12.

collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     2.15 Employee and Labor Matters; Benefit Plans.

          (a) Except as set forth on Part 2.15(a) of the Disclosure Schedule, the Company does not sponsor, maintain, contribute to and is not required to contribute to any salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan (including any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended)), program or agreement for the benefit of any current or former employee, director shareholder or other person.

          (b) Except as set forth on Part 2.15(b) of the Disclosure Schedule, other than the Company Shareholders, the Company does not and has not employed or utilized the services of any employees or consultants. All individuals who are performing or have performed services for the Company and are or were classified as "independent contractors" for tax purposes qualify for such classification.

          (c) The "Advisory Board" is a voluntary program and the Company has not paid, reimbursed, incentivized, granted any interests, rights or equity to or made any commitment or promise to (written or oral) and has no obligation or Contract to, pay, reimburse, incentivize, grant any interests, rights or equity to or otherwise compensate the members of the Advisory Board.

     2.16 Environmental Matters. The Company is in compliance with all applicable federal, state and local Legal Requirements relating to pollution or protection of human health or the environment ("Environmental Laws"). The Company is not required to possess any permits or other Governmental Authorizations under applicable Environmental Laws for the ownership of its properties or conduct of its business.

     2.17 Related Party Transactions. Except as set forth in Part 2.17 of the Disclosure Schedule, no Related Party (a) has any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company (other than the Company Shareholders by virtue of their ownership of the Company Shares); (b) has loaned money to or is indebted to the Company; (c) has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) is competing directly or indirectly, with the Company; or (e) has any claim or right against the Company. (For purposes of this Section 2.17 each of the following shall be deemed to be a "Related Party": (i) each of the Company Shareholders; (ii) each individual who is, or who has at any time since inception been, an officer of the Company; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds

                                      13.

(or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

     2.18 Legal Proceedings; Orders.

          (a) There is no action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel ("Legal Proceeding") pending or, to the best of the knowledge of the Company and the Company Shareholders threatened, against the Company or any of the Company Shareholders relating to the business of the Company: (i) that involves the Company or any of the assets owned or used by the Company or any person or whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. No event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. No Legal Proceeding has ever been commenced by or has ever been pending against the Company.

          (b) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. None of the Company Shareholders is subject to any order, writ, injunction, judgment or decree that relates to the Company's business or to any of the assets owned or used by the Company. No officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

     2.19 Authority; Binding Nature of Agreement. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company, its shareholders and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company and each Company Shareholder, enforceable against the Company and each Company Shareholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     2.20 Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of (i) any of the provisions of

                                      14.

the Company's articles of incorporation or Code of Regulations, or (ii) any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors; (b) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company; (c) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any person or the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract; or (d) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

     The Company is not and will not be required to make any filing with or give any notice to, or to obtain any consent, approval or other authorization from, any person or in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or
(y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     2.21  Full Disclosure.  This Agreement (including the Disclosure
Schedule) does not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact or necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

     2.22  Investment Representations.

           (a) Each Company Shareholder is acquiring the Parent Common Stock solely for his own account for investment and not with a view to distribution or resale. Each Company Shareholder agrees that he will not sell, hypothecate, pledge or otherwise dispose of the Parent Common Stock to be received by him in the Merger in whole or in part unless such Parent Common Stock either has been registered under the Securities Act of 1933, as amended (the "Securities Act") and any applicable state securities law, or is exempt from the registration requirements of the Securities Act and any such state securities law.

           (b) Each Company Shareholder has sufficient knowledge and experience in (i) business and financial matters and (ii) the technology of Parent and industry in which Parent operates, such that he is able to evaluate Parent, its proposed activities and the risks and merits of an investment in Parent Common Stock. Each Company Shareholder has the ability to accept the high risk and lack of liquidity inherent in this type of investing.

                                      15.

           (c) Each Company Shareholder recognizes that investment in Parent involves certain risks and has reviewed and understands all of the risk factors related to an investment in Parent.

           (d) Each Company Shareholder has had the opportunity to ask questions of and receive answers from the representatives of Parent concerning the terms, conditions and activities of Parent and to obtain any additional information necessary to verify the accuracy of the information provided.

           (e) Each Company Shareholder has been advised to consult with its own attorney regarding legal matters concerning this investment in Parent.

           (f) Each Company Shareholder is aware that the Parent Common Stock it will receive in the Merger has not been registered under the Securities Act (and that no such registration is contemplated) and are being sold in reliance upon the exemption from the registration requirements under that Act provided in Regulation D and/or Section 4(2). Each Company Shareholder further understands that it is not anticipated that there will be any market for its interest in Parent and that he must therefore bear the economic risk of this investment for indefinitely. Each Company Shareholder is also aware that: (i) Parent is under no obligation to file a registration statement with respect to such Parent Common Stock to be issued to him in the Merger; and (ii) the provisions of Rule 144 under the Act will permit resale of the Parent Common Stock to be issued to him in the Merger only under limited circumstances. The undersigned acknowledges that transfer of the Parent Common Stock is restricted by state and federal securities laws and that each certificate representing such shares shall bear a legend identical or similar in effect to the following legend (together with any legend or legends required by state securities laws or otherwise):

           "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED,
           ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION
           REQUIREMENTS OF THE ACT IS AVAILABLE"

SECTION 3. Representations and Warranties of Parent and Merger Sub.

           Parent and Merger Sub jointly and severally represent and warrant to the Company and the Signing Shareholders as follows:

     3.1 Authority; Binding Nature of Agreement. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary

                                      16.

action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent's stockholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to
(i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.2 Valid Issuance. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement be validly issued, fully paid and nonassessable.

SECTION 4. Indemnification, Etc.

     4.1   Survival of Representations, Etc.    The representations and
warranties made by the Company Shareholders in this Agreement shall survive the Closing and shall expire on the first anniversary of the Closing Date; provided, however, that if, at any time prior to the first anniversary of the Closing Date, any Indemnitee (acting in good faith) delivers to any of the Company Shareholders a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company Shareholders (and setting forth in reasonable detail the basis for such Indemnity's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 4.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved. The representations, warranties, covenants and obligations of the Company and the Company Shareholders, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

     For purposes of this Agreement, the term Indemnitee shall mean the following person or Entities: (a) Parent; (b) Parent's current and future affiliates (including the Surviving Corporation); (c) the respective attorneys, accountants and other representatives of the person or Entities referred to in clauses "(a)" and "(b)" above; and (c) the respective successors and assigns of the person or Entities referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that the Company Shareholders shall not be deemed to be "Indemnitees."

     4.2   Indemnification by Company Shareholders.

           (a) From and after the Effective Time (but subject to Section 4.1), the Company Shareholders, jointly and severally, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any loss, damage, injury, liability, claim, demand, settlement, judgment, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature ("Damages") which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may

                                      17.

otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2 (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty); (ii) any breach of any covenant or obligation of the Company or any of the Company Shareholders contained in this Agreement or in any of the other agreements and instruments delivered in connection with the transactions contemplated hereby; or (iii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)" or "(ii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 4).

          (b) The Company Shareholders acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

     4.3  Threshold; Recourse.

          (a) The Company Shareholders shall not be required to make any indemnification payment pursuant to Section 4.2(a) for any inaccuracy in or breach of any of their representations and warranties set forth in Section 2 unless the Damages arising from such inaccuracy or breach that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceed $5,000 in any individual case and $25,000 in the aggregate. If the total amount of such Damages exceed $5,000 or $25,000 as the case may be, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the full amount of such Damages and not merely for the portion of such damages exceeding $5,000 or $25,000 as the case may be.

          (b) Other than in the case of fraud or willful misconduct, in the event that any Indemnitee shall become entitled to any indemnification under this Section 4, resort to the Escrow Shares (as defined in Section 4.4) shall be the sole and exclusive remedy for such Indemnitee. In the case of fraud or willful misconduct, the Indemnitees may seek recourse against the Escrow Shares as well as any such other remedies as may be available in law or in equity.

     4.4  Escrow of Shares; Satisfaction of Indemnification Claim.

          (a) On the date hereof, Parent shall issue a certificate for 9,524 shares of Parent Common Stock (the "Escrow Shares") in the name of the eBay Inc. as escrow agent (the "Escrow Agent"), evidencing the shares of Parent Common Stock to be held in escrow (the "Escrow Fund") in accordance with this Agreement. The Escrow Fund shall be held

                                      18.

as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent agrees to accept delivery of the Escrow Fund and to hold the Escrow Fund in escrow (the "Escrow"), subject to the terms and conditions of this Agreement.

     In the event that, after the Closing, the Company Shareholders desire to replace the Escrow Agent with an independent third party escrow agent, Parent and the Company Shareholders hereby agree to replace eBay Inc. as Escrow Agent with a third party escrow agent reasonably acceptable to Parent and the Company Shareholders and to enter into an Escrow Agreement with such third party with terms substantially similar to the terms contained herein. In such event, Parent on the one hand and the Company Shareholders on the other hand agree that they would each be responsible for the paying of 50% of the legal and other fees and expenses associated with establishing and maintaining such third party escrow account.

          (b) The Escrow Shares shall be used to compensate and reimburse each of the Indemnitees for indemnifiable claims as set forth herein. The Escrow Fund shall be security for such indemnity obligation, subject to the limitations, and in the manner provided, in this Agreement.

          (c) On any matter brought before the Parent stockholders for a vote, the Escrow Agent shall vote the Escrow Shares in the Escrow Fund as directed by the Company Shareholders individually. Each Company Shareholder shall have the right to direct the vote of 25% of the number of Escrow Shares then held in the Escrow Account.

          (d) Any distributions of cash, securities or other property in respect of or in exchange for any of the Escrow Shares in the Escrow Fund, other than distributions of capital stock of Parent (by way of stock dividend, stock split or otherwise) not constituting a dividend for purposes of Section 301 of the Code, shall be payable and distributed directly to the Escrow and shall become a part of the Escrow Fund and become included in the definition of "Escrow Shares". At the time any of the Escrow Shares in the Escrow Fund are required to be released from the Escrow to any person pursuant to this Escrow Agreement, any distributions of capital stock of Parent previously made in respect of such released Escrow Shares and held in the Escrow shall be released from the Escrow to such person. Each certificate representing shares deposited in the Escrow Fund shall be accompanied by executed stock powers, executed in blank as to the assignee and certificate number, in form sufficient for the transfer thereof. It is understood that shares of Parent Common Stock which may be distributed on or with respect to the shares in the Escrow Fund during the term of this Agreement by reason of stock dividends, stock splits or otherwise shall be deposited directly by Parent with the Escrow Agent (with the applicable executed stock powers) pursuant to the terms and conditions hereof (such additional shares shall be deemed to become a part of the Escrow Fund when deposited with the Escrow Agent).

                                      19.

          (e) The interests of the Company Shareholders in the Escrow and in the Escrow Shares in the Escrow Fund shall not be assignable or transferable, other than by operation of law.

          (f) No fractional shares of Parent Common Stock shall be retained in or released from the Escrow pursuant to this Agreement. In connection with any release of Shares from the Escrow, the Escrow Agent shall be permitted to "round down" or to follow such other rounding procedures as the Escrow Agent reasonably determines to be appropriate in order to avoid (i) retaining any fractional shares in the Escrow Fund or (ii) releasing any fractional shares from the Escrow.

          (g) If Parent determines in good faith that it is entitled, under the terms of this Agreement, to make a claim against the Escrow for indemnification, then Parent may deliver to the Designated Shareholders" Agent (as defined in Section 5.1) a written notice of such inaccuracy or breach (a "Claim Notice") setting forth (i) a brief description of the circumstances supporting Parent's reasonable belief that such inaccuracy or breach exists or has occurred, and
(ii) to the extent possible, a non-binding, preliminary estimate of the aggregate dollar amount of all indemnifiable claims that have arisen and may arise as a result of such inaccuracy or breach (such aggregate amount being referred to as the "Claim Amount"). Such Claim Notice must be delivered on or before the first anniversary of the Closing Date.

          (h) Within thirty (30) days after the delivery of a Claim Notice to the Designated Shareholders" Agent, the Designated Shareholders" Agent shall deliver to the Escrow Agent, a written notice (the "Response Notice") containing: (i) instructions to the effect that Shares having a Fair Market Value (as defined below) equal to the entire Claim Amount set forth in such Claim Notice is to be released from the Escrow to Parent; or (ii) instructions to the effect that Escrow Shares having a Fair Market Value equal to a specified portion (but not the entire amount) of the Claim Amount set forth in such Claim Notice are to be released from the Escrow to Parent, together with a statement that the remaining portion of such Claim Amount is being disputed; or (iii) a statement that the entire Claim Amount set forth in such Claim Notice is being disputed. If no Response Notice is received by Parent from the Designated Shareholders" Agent within thirty (30) days after the delivery of a Claim Notice to the Designated Shareholders" Agent, then the Designated Shareholders" Agent shall be deemed to have given instructions that shares of Parent Common Stock having a Fair Market Value equal to the entire Claim Amount set forth in such Claim Notice are to be released to Parent from the Escrow.

          (i) If the Designated Shareholders" Agent gives (or is deemed to have given) instructions that Escrow Shares having a Fair Market Value equal to the entire Claim Amount set forth in a Claim Notice are to be released from the Escrow to Parent, then the Escrow Agent shall promptly following the required delivery date for the Response Notice transfer, deliver and assign to Parent such number of Escrow Shares from the Escrow Fund as have a Fair Market Value equal to the Claim Amount (or such lesser amount as is then held in Escrow).

                                      20.

          (j) If a Response Notice delivered by the Designated Shareholders" Agent in response to a Claim Notice contains instructions to the effect that Shares having a Fair Market Value equal to a specified portion (but not the entire amount) of the Claim Amount set forth in such Claim Notice are to be released from the Escrow to Parent, then (i) the Escrow Agent shall promptly following the required delivery date for the Response Notice transfer, deliver and assign to Parent such number of Shares from the Escrow Fund as have a Fair Market Value equal to such specified portion of such Claim Amount, and (ii) the procedures set forth in subsection 4.4(k) of this Agreement shall be followed with respect to the remaining portion of such Claim Amount.

          (k) If a Response Notice delivered by the Designated Shareholders" Agent in response to a Claim Notice contains a statement that all or a portion of the Claim Amount set forth in such Claim Notice is being disputed (such Claim Amount or the disputed portion thereof being referred to as the "Disputed Amount"), then, notwithstanding anything contained in Section 4 of this Agreement, the Escrow Agent shall continue to hold in Escrow (in addition to any other Shares of Parent Common Stock permitted to be retained in Escrow, whether in connection with any other dispute or otherwise) Shares of Parent Common Stock having a Fair Market Value equal to 120% of the Disputed Amount. Such amount shall continue to be held in the Escrow until (i) delivery of a notice executed by Parent and the Designated Shareholders" Agent setting forth instructions to the Escrow Agent regarding the release of such Escrow Shares, or (ii) delivery of a copy of a final and non-appealable judgment of a court setting forth instructions to the Escrow Agent as to the release of such shares. The Escrow Agent shall thereupon release shares of Parent Common Stock from the Escrow in accordance with the instructions set forth in such notice or arbitrator's award.

          (l) In the event that any Response Notice indicates that there is a Disputed Amount, the Designated Shareholders" Agent and Parent shall for a period of 60 days attempt in good faith to resolve the rights of the respective parties with respect to such claims. If the Designated Shareholders" Agent and Parent should so agree, a notice setting forth such agreement shall be signed by both parties and delivered to the Escrow Agent who shall thereupon transfer, deliver and assign to Parent such amount as is equal to the agreed upon amount (or such lesser amount as is then held in Escrow).

          (m) After the first anniversary of the Closing Date, the Escrow Agent shall release to the Company Shareholders from the Escrow all shares then held in the Escrow, except for any amounts that are to be retained in the Escrow in accordance with subsection 4.4(k) of this Agreement.

          (n) If the Escrow Agent becomes obligated to transfer to Parent any shares held in the Escrow Fund in accordance with the terms of this Agreement, the Escrow Agent shall deliver certificates representing such shares together with a completed stock power to Parent. If the Escrow Agent becomes obligated to transfer to the Company Shareholders any Escrow Shares held in the Escrow Fund in accordance with the terms of this Agreement, the Escrow Agent shall deliver the certificate representing the shares in the

                                      21.

Escrow Fund, together with a completed stock power, to the Parent. Any distribution of all or a portion of the Shares in the Escrow Fund to the Company Shareholders shall be made 25% to each Company Shareholder and in such event, Parent agrees to issue one or more certificates representing each Company Shareholder's pro rata portion of the Escrow Fund and to deliver such certificates or to cause its transfer agent to deliver such certificate to each respective Company Shareholder at the address set forth on the transfer agent's books and records or, at the request of the Company Shareholder, and upon submission of evidence satisfactory to Parent of such designation, to deliver such certificate to the Company Shareholder's designee.

          (o) For purposes of this Agreement, the "Fair Market Value" of each of the Escrow Shares in the Escrow Fund shall be deemed to be the average closing price for a share of Parent Common Stock for the ten trading days immediately prior to the release of shares of Parent Common Stock from the Escrow; provided, however, that, in the event that the Parent Common Stock is not listed or quoted on a securities exchange or quotation system at the time the Escrow Shares are to be release from Escrow, the Fair Market Value of each of the Escrow Shares shall be $42.00 (as adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent between the Effective Time and the date such liability is to be satisfied).

     4.5 No Contribution. Each Company Shareholder waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement.

     4.6 Defense of Third Party Claims. In the event of the assertion or commencement by any person, Entity or Governmental Body of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other person, Entity or Governmental Body) with respect to which any of the Company Shareholders may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 4, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding: (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Company Shareholders; (b) each Company Shareholder shall make available to Parent any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and (c) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Company Shareholders" Agent (as defined in Section 5.1); provided, however, that such consent shall not be unreasonably withheld.

     Parent shall give the Designated Shareholders" Agent prompt notice of the commencement of any such Legal Proceeding against Parent or the Surviving Corporation; provided, however, that any failure on the part of Parent to so notify the Designated

                                      22.

Shareholders" Agent shall not limit any of the obligations of the Company Shareholders under this Section 4 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

     4.7  Exercise of Remedies by Indemnitees Other Than Parent.  No
Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

     4.8  General Release.


          (a) Each Company Shareholder, for himself and for each of such Company Shareholder's Associated Parties, hereby generally, irrevocably, unconditionally and completely releases and forever discharges each of the Releasees from, and hereby irrevocably, unconditionally and completely waives and relinquishes, each of the Released Claims.

          (b) Each Company Shareholder also hereby waives the benefits of, and any rights such Company Shareholder may have under, any statute or common law principle of similar effect in any jurisdiction.

      For purposes of this Agreement:

          "Associated Parties", when used herein with respect to a Company Shareholder, shall mean and include: (i) such Company Shareholder's predecessors, successors, executors, administrators, heirs and estate; (ii) such Company Shareholder's past, present and future assigns, agents and representatives; (iii) each entity that such Company Shareholder has the power to bind (by such Company Shareholder's acts or signature) or over which such Company Shareholder directly or indirectly exercises control; and (iv) each entity of which such Company Shareholder owns, directly or indirectly, at least 50% of the outstanding equity, beneficial, proprietary, ownership or voting interests.

          "Releasees" shall mean and include: (i) Parent; (ii) the Company;
(iii) each of the direct and indirect subsidiaries of the Company; (iv) each other affiliate of the Company; and (v) the successors and past, present and future assigns, directors, officers, employees, agents, attorneys and representatives of the respective entities identified or otherwise referred to in clauses "(i)" through "(iv)" of this sentence, other than the Company Shareholders.

          "Claims" shall mean and include all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including: (i) any unknown, unsuspected or undisclosed claim; (ii) any claim or right that may be asserted or exercised by a Company Shareholder in such Company Shareholder's capacity as a stockholder, director, officer or employee of the

                                      23.

Company or in any other capacity; and (iii) any claim, right or cause of action based upon any breach of any express, implied, oral or written contract or agreement.

     "Released Claims" shall mean and include each and every Claim that (i) any Company Shareholder or any Associated Party of any Company Shareholder may have had in the past, may now have or may have in the future against any of the Releasees, and (ii) has arisen or arises directly or indirectly out of, or relates directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or prior to the date of this General Release (excluding only claims related to the Shareholder Indebtedness and such Company Shareholder's rights, if any, under this Agreement, the Employment Agreement and the Non-Competition Agreement).

SECTION 5.  Miscellaneous Provisions.

     5.1 Designated Shareholders' Agent. The Company Shareholders hereby irrevocably appoint Walter Carroll as their agent for purposes of Section 4 (the "Designated Shareholders" Agent"), and Walter Carroll hereby accepts his appointment as the Designated Shareholders" Agent. Parent shall be entitled to deal exclusively with the Designated Shareholders" Agent on all matters relating to Section 4, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company Shareholder by the Designated Shareholders" Agent, and on any other action taken or purported to be taken on behalf of any Company Shareholder by the Designated Shareholders" Agent, as fully binding upon such Company Shareholder. If the Designated Shareholders" Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Company Shareholders, then the Company Shareholders shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the "Designated Shareholders" Agent" for purposes of
Section 4 and this Section 5.1. If for any reason there is no Designated Shareholders" Agent at any time, all references herein to the Designated Shareholders" Agent shall be deemed to refer to the Company Shareholders.

     5.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

     5.3 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement.

     5.4 Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and

                                      24.

disbursements (in addition to any other relief to which the prevailing party may be entitled).

     5.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

          if to Parent:

          eBay Inc.
          2005 Hamilton Ave.
          Ste. #350
          Attention:Legal Department
          Telephone: (408) 369-4830
          Fax: (408) 369-0667

          if to the Company:

          Jump Incorporated
          5592 Sidney Rd.
          Cincinnati, OH 54238
          Attention: Walter Carroll
          Telephone: (513) 922-9752

          if to any of the Company Shareholders:

          Walter Carroll
          5592 Sidney Rd.
          Cincinnati, OH 54238
          Telephone: (513) 922-9752

     5.6 Confidentiality. On and at all times after the Closing Date, each Company Shareholder shall keep confidential, and shall not use or disclose to any other person or entity, any non-public document or other non-public information in such Company Shareholder's possession that relates to the business of the Company or Parent.

     5.7 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

                                      25.

          5.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

          5.9  Governing Law.   This Agreement shall be construed in accordance
     with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

          5.10 Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); the Company Shareholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Company Shareholders; Parent; Merger Sub; the other Indemnitees (subject to
     Section 4.8); and the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 4), in whole or in part, to any other person or entity without obtaining the consent or approval of any other party hereto or of any other person or entity.

          5.11 Specific Performance. The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

          5.12 Waiver.

               (a) No failure on the part of any person or entity to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any person or entity in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

               (b) No person or entity shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such person or entity; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

          5.13 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

                                      26.

          5.14 Severability. In the event that any provision of this Agreement, or the application of any such provision to any person or entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to person or entitys or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

          5.15 Parties in Interest. Except for the provisions of Section 4, none of the provisions of this Agreement is intended to provide any rights or remedies to any person or entity other than the parties hereto and their respective successors and assigns (if any).

          5.16 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof;


          5.17 Construction.

               (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

               (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

               (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

               (d) Except as otherwise indicated, all references in this Agreement to "sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

                                      27.

     The parties hereto have caused this Agreement to be executed and delivered as of June 30, 1998.


eBay Inc., a Delaware corporation        Jump Incorporated, an Ohio corporation

By: /s/ J Skoll                          By:/s/ Robert J. Ratterman
---------------------------------        ---------------------------------------

Name:Jeff Skoll                          Name:Robert J. Ratterman

Title:Vice President Strategic Planning  Title:Co-President


                                         By:/s/ Christopher M. Downie
                                         ------------------------------------
                                         Name:Christopher M. Downie

                                         Title:Co-President


Jump Acquisition Corp., an Ohio corporation Company Shareholders

By:/s/ J Skoll                           /s/ Walter N. Carroll
  ---------------------------------      -------------------------------
Name:   Jeff Skoll                       Walter N. Carroll

Title:   President
                                         /s/ Christopher M. Downie
                                         -------------------------------
                                         Christopher M. Downie

                                         /s/ Thomas D. Duvall
                                         -------------------------------
                                         Thomas D. Duvall

                                         /s/ Robert J. Ratterman
                                         -------------------------------
                                         Robert J. Ratterman

                                      28.